NEWS RELEASE

CONTACT: Eileen H. Dunn Investor Relations/Public Relations 561/438-4930 edunn@officedepot.com

Brian Levine Public Relations 561/438-2895 blevine@officedepot.com

OFFICE DEPOT ANNOUNCES SECOND QUARTER 2003 RESULTS

•	Significant Improvement in North American Retail Comps

•	Second Quarter 2003 Earnings $0.19 Per Share

•	Guilbert Results Included for June; Second Half Accretion of $0.02-$0.03 Per Share

(Delray Beach, Fla.) July 24, 2003 — OFFICE DEPOT, INC. (NYSE: ODP) today announced second quarter results for the fiscal period ending June 28, 2003. All numbers are presented on a GAAP basis unless otherwise specifically indicated.

Total Company sales for the second quarter were $2.8 billion, representing a 7% increase compared to the second quarter of 2002. For the first six months of 2003, sales grew by 4% compared to the first half of 2002. Excluding the Company’s newly acquired Guilbert operations, total sales grew by 3% and 2% for the second quarter and first six months, respectively. Worldwide comparable sales in the 894 stores and 39 delivery centers that have been open for more than one year declined by 1% during the second quarter of 2003, and by 2% for the first half of 2003. Sales of technology products and furniture declined in both periods.

Operating profit for the second quarter decreased by 11% to $82 million compared to the same period in 2002, primarily as a result of unfavorable gross margin comparisons in North American retail stores. Net earnings per diluted share were $0.19, compared with $0.18 for the same period last year.

Operating profit for the first six months declined 5% to $243 million, compared to the same period in 2002. For the first half of 2003, earnings per diluted share from continuing operations and before the accounting change were $0.52, compared to $0.50 for the same period last year.

At the beginning of the fiscal year, Office Depot adopted EITF 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor. These new rules had no net effect on earnings during the second quarter, but had a $0.03 per share positive benefit to operating profit in the first half of 2003. Including the $0.08 per share negative impact to initially record the cumulative effect of adopting EITF 02-16, net diluted earnings per share for the first half on a GAAP basis were $0.45.

Bruce Nelson, Office Depot’s Chairman & CEO, commented on the Company’s core business segments:

NORTH AMERICAN RETAIL

“Our focus on growing North American Retail sales began to pay dividends this quarter. For the period, comps were negative 2.9%, an almost 400 basis point improvement over our first quarter. Comparable sales accelerated throughout the quarter, with June comps slightly positive for the first time in many quarters. The level of traffic and the number of transactions also accelerated during the quarter, as our more focused marketing and advertising programs began driving more customers into our stores.

“During the quarter we executed the rollout of our Ink Depot initiative, and completed major plan-o-gram resets for writing instruments and binders, as well as the first phase of our new furniture initiative. To successfully implement these traffic-building changes, we absorbed almost $10 million of operating costs. In addition, late in the quarter, we made the decision to accelerate clearance activity in order to better prepare our stores for these merchandising efforts. As a result, we took significant markdown reserves in this quarter that are not expected to continue in the second half of the year. This clearance activity, combined with higher planned shrink associated with the more customer-friendly and open merchandise displays associated with Ink Depot resulted in unfavorable gross margin comparisons with the same period last year. For the second half of the year, we anticipate that North American Retail gross margins will rebound to more comparable levels to last year. As a result of the operating costs required to implement our merchandising initiatives, as well as lower margins from clearance activity and some de-leveraging of occupancy expense, North American Retail operating income fell 51% in the second quarter.

NORTH AMERICAN BUSINESS SERVICES (BSG)

“Sales in our North American contract business grew by 5% in the second quarter as a result of growth initiatives in the larger account segment. The Office Depot catalog business continued to experience negative growth, resulting in less than 2% revenue growth for the total BSG business segment. In spite of slower sales growth, operating profit performance of this group was quite strong in the quarter, with an operating profit percentage reaching the third highest level in our history. Gross margins improved in the quarter and warehouse operating costs declined, continuing a three-year trend. Over the past three and a half years, we have driven $100 million dollars out of warehouse operating costs in this business, and believe further opportunities for cost improvements are attainable.

INTERNATIONAL

“Our International segment turned in another solid quarter, continuing its trend of consistently predictable performance. Results for this quarter include Guilbert’s sales from the month of June. Guilbert operations, after recording some early integration costs, had a less than $0.01 impact on total Company EPS for the quarter. Foreign exchange rates meaningfully benefited both sales and operating results in our European operations. Our International performance was particularly noteworthy in light of our recent large investments for growth in new channels and countries. We continue to make progress in Japan, and feel strongly that our operations are on track to achieve another year of substantially declining losses.

“Our newly established industry leadership position in Europe, coupled with our historically solid International business, gives us even greater confidence that we can successfully integrate Guilbert and achieve greater synergies than previously communicated. Integration efforts are well underway, with our initial focus on the leadership and management of our large and profitable businesses. Guilbert adds significant management depth and talent to our already strong organization. For example, former Guilbert executives will now lead the combined operations of our two largest countries, France and the UK.”

OUTLOOK

Commenting on the Company’s outlook for the balance of 2003, Mr. Nelson noted, “Based on improving second quarter retail store trends, we now anticipate that third quarter retail comps will be slightly positive and that the fourth quarter will be in the low single digit positive range. During the second half of the year, we will complete a significant new furniture initiative with substantial plan-o-gram changes planned for more than a third of our chain. We also anticipate implementing significant changes in our technology assortment and layouts that we believe will drive sales increases in this important category. We have launched our back-to-school season earlier than ever, with the most integrated marketing, advertising and merchandising plan in our history, and our very early results are encouraging.

“We anticipate some sales improvement in our North American delivery businesses during the second half of the year, with sales in this segment achieving the mid-to-high single digit range by the fourth quarter. However, we expect gross margin rates will decline in this segment during the second half, primarily as a result of increases in lower margin sales in our rapidly growing national account segment. We continue to expect operating cost improvements in the second half of the year in this business segment, as our North American warehouses and supply chain maintain their outstanding performances.

“Our European business, through the acquisition of Guilbert, has now almost doubled in size. Guilbert’s operations will provide us meaningful synergies with our existing operations; give us an immediate sizable platform to grow the large customer segments across Europe; and are highly complementary to our existing European business models. We completed the acquisition of Guilbert on June 2, 2003, and our adjusted purchase price was approximately 780 million euros. Based on our review of Guilbert’s operations since the date of acquisition, we now expect the transaction to be accretive to earnings in 2003 in the range of $0.02-$0.03 per share; and accretive in 2004 in the range of $0.12 to $0.15 per share, with greater improvements in future years.

“Given what we know today, and in light of improving trends in our North American Retail operations and the expected accretion from Guilbert, we now anticipate that earnings for full fiscal year 2003 will be in the range of $1.05 -$1.07, excluding the cumulative effect of adopting EITF 02-16 (which was reported in our first quarter results) and any impact from this standard during the last half of this year.”

Consolidated Operating Profit and Accounting Change

At the start of this fiscal year, the Company adopted EITF 02-16. Under this new accounting standard, consideration received from a vendor is now presumed to be a reduction of the cost of the vendor’s products or services. The primary impact to the Company relates to the accounting for cooperative advertising arrangements. Amounts previously classified as a reduction of advertising expense are now reflected as a reduction of cost of goods sold.

Adopting this accounting change at the beginning of the year resulted in a $25.9 million after-tax charge, or $0.08 per share, reflecting the cumulative effect on earnings. Prior periods have not been restated. The impacts of applying this method in 2003, and the estimated pro forma impact for 2002, are summarized as follows:

(in millions, except per share amounts) Increase (decrease)

	Second Quarter		First Half}

		Pro Forma		Pro Forma

	2003	2002	2003	2002

Cost of goods sold	$(50.1)	$(54.4)	$(133.2)	$(160.2)
Advertising	50.1	57.9	116.2	143.1
Operating profit	—	(3.5)	17.0	17.1
Net earnings	—	(2.2)	11.2	10.8
Diluted earnings per share	—	$(0.01)	$0.03	$0.03

The table below provides a subtotal for segment operating profit. We use this measure of performance to assess the operations of each business unit, and we believe it is useful to investors, because it reflects each segment’s direct activity. Our general and administrative expenses primarily consist of personnel and related costs associated with support functions. Because these functions support all segments of our business, we do not consider these costs in determining our segment profitability. Other companies, however, may charge more or less general and administrative expenses to their segments, and our results therefore may not be comparable to similarly titled measures used by other entities. Our measure of segment operating profit should not be considered as an alternative to operating income or net earnings determined in accordance with generally accepted accounting principles (“GAAP”).

Total Company

	Second Quarter		Year-to-date

($ in millions)	2003	2002	2003	2002

Sales	$2,815.7	$2,622.3	$5,871.6	$5,644.1
COGS and Occupancy Costs	1,955.6	1,858.9	4,052.5	4,004.6

Gross Profit	860.1	763.4	1,819.1	1,639.5
Operating and Selling Expenses	651.5	545.2	1,322.6	1,141.9

Segment Operating Profit	208.6	218.2	496.5	497.6
General and Administrative Expenses	126.7	123.1	252.0	237.8
Other Operating Expenses	0.2	2.9	1.4	4.1

Operating Profit	$81.7	$92.2	$243.1	$255.7

Segment Results

North American Retail ($in millions)

	Second Quarter				First Half

	2003		2002		2003		2002

Sales	$1,278.1	100.0%	$1,293.2	100.0%	$2,807.8	100.0%	$2,915.0	100.0%
Cost of goods sold and occupancy costs	962.6	75.3%	961.5	74.3%	2,076.1	73.9%	2,190.0	75.1%

Gross profit	315.5	24.7%	331.7	25.7%	731.7	26.1%	725.0	24.9%
Store and warehouse operating and selling expenses	269.1	21.1%	237.7	18.4%	567.1	20.2%	507.4	17.4%

Segment operating profit	$46.4	3.6%	$94.0	7.3%	$164.6	5.9%	$217.6	7.5%

Sales in the North American Retail Division decreased 1% in the second quarter and 4% in the first six months of 2003, compared to the same periods in 2002. Comparable store sales in the 852 stores in the U.S. and Canada that have been open for more than one year decreased 3% for the second quarter and 5% for the first half of 2003.

Sales improved as the quarter progressed, with June reflecting the first month of positive comparable sales in over three years. Sales of paper and machine supplies increased in the quarter and year to date, accelerating after the launch of Ink Depot. These increases were offset by continued softness in technology and furniture, both of which declined by mid single digits in the quarter. Sales of computers and monitors have shown an almost 30% increase in units during the quarter, but at lower price points than the comparable period in 2002 as price deflation continues in the technology segment. Customer transactions displayed a positive trend in the second quarter, increasing by 2% over the same period last year.

Adopting EITF 02-16 reduced the cost of goods sold for the second quarter and first half of 2003 by $26.6 million and $78.3 million, and increased advertising expense by $26.6 million and $69.1 million, respectively. Had this change been adopted at the beginning of last year, the pro forma impact would have decreased cost of goods sold by $30.8 million and $97.3 million, and increased advertising expense by $32.5 million and $87.7 million, respectively, for the second quarter and first half of 2002.

Comparing the second quarter of 2003 to the same period in 2002 without the impact of EITF 02-16, gross profit as a percent of sales decreased approximately 300 basis points One third of this decline relates to increased occupancy costs, split almost evenly between increased rent on new stores and lost leverage on lower sales, and the set-up costs to launch Ink Depot. Increased clearance activity associated with new product transitions, shrink and promotions contributed equally to the remaining unfavorable comparison to last year.

During the second quarter, the Company opened seven new office supply stores, closed one store and relocated two stores in North America. At the end of the second quarter, Office Depot operated a total of 877 office products superstores throughout the U.S. and Canada. The Company remains on track to open a total of 30 to 40 new stores in 2003.

Business Services Group ($ in millions)

	Second Quarter				First Half

	2003		2002		2003		2002

Sales	$967.6	100.0%	$953.6	100.0%	$1,991.9	100.0%	$1,946.2	100.0%
Cost of goods sold and occupancy costs	651.6	67.3%	668.6	70.1%	1,342.8	67.4%	1,343.2	69.0%

Gross profit	316.0	32.7%	285.0	29.9%	649.1	32.6%	603.0	31.0%
Store and warehouse operating and selling expenses	224.3	23.2%	208.3	21.9%	460.4	23.1%	428.5	22.0%

Segment operating profit	$91.7	9.5%	$76.7	8.0%	$188.7	9.5%	$174.5	9.0%

     Business Services Group sales increased 1% in the second quarter and 2% in the first half of 2003. The increase reflects stronger comparable sales in the contract channel, partially offset by declines in the catalog channel. Domestic e-commerce sales grew by 16% during the quarter and 18% for the first six months of 2003. Throughout the Business Services Group, sales of supplies increased in both periods, but were somewhat offset by lower furniture sales. Contract sales increased in most markets with the large customer segment growing at faster rates. Furthermore, both transactions and the average transaction value increased in both the quarter and year to date.

     The change in accounting for vendor arrangements reduced the cost of goods sold for the second quarter and first half of 2003 by $14.9 million and $38.3 million, and increased advertising expense by $14.9 million and $31.0 million, respectively. Had this change been adopted in the second quarter and the first half of 2002, the pro forma impact would have decreased cost of goods sold by $17.7 million and $50.5 million, and increased advertising expense by $19.0 million and $43.3 million, respectively.

     Despite margin pressure resulting from an increased mix of larger national contract accounts, our ability to hold our selling and distribution costs flat to last year resulted in expanded contract operating margins in the quarter and year to date. Additionally, both the contract and catalog channels continued to benefit from a reduction in warehouse and distribution costs. Through the first six months of 2003, our cost to warehouse and deliver product to our customers is half a percent lower than the comparable period last year. At the same time, our order fill rates and customer service indices have continued to improve.

International Division ($ in millions)

	Second Quarter				First Half

	2003		2002		2003		2002

Sales	$570.9	100.0%	$376.3	100.0%	$1,073.4	100.0%	$784.3	100.0%
Cost of goods sold and occupancy costs	341.8	59.9%	229.0	60.9%	634.3	59.1%	472.1	60.2%

Gross profit	229.1	40.1%	147.3	39.1%	439.1	40.9%	312.2	39.8%
Store and warehouse operating and selling expenses	158.5	27.8%	99.6	26.4%	295.8	27.6%	206.4	26.3%

Segment operating profit	$70.6	12.3%	$47.7	12.7%	$143.3	13.3%	$105.8	13.5%

Sales in the International Division increased 52% (28% in local currency) in the second quarter and 37% (16% in local currency) in the first six months of 2003 compared to the same periods in 2002. The change in exchange rates from the corresponding periods of the prior year increased sales reported in U.S. dollars by $90.5 million for the quarter and $167.3 million for the first six months of the year. The increase in sales also reflects the inclusion of the Guilbert contract business since its acquisition on June 2, 2003. For the quarter and year to date, most of our European operations generated mid single digit growth in local currency. The principal exceptions were France and Germany, where local economic conditions have continued to soften.

The change in accounting for vendor arrangements reduced cost of goods sold for the second quarter and first half of 2003 by $8.6 million and $16.5 million, and increased advertising expenses by $8.6 million and $16.1 million, respectively. Had this change been adopted in the second quarter and first half of 2002, the pro forma impact would have decreased cost of goods sold by $6.0 million and $12.5 million, and increased advertising expense by $6.4 million and $12.1 million, respectively.

Excluding the impact of adopting EITF 02-16, gross profit as a percent of sales was essentially flat for the quarter and the first half of 2003, despite a higher mix of contract business and increased distribution of prospecting catalogs (which feature lower prices) in Europe to support growth into new markets.

Store and warehouse operating and selling expenses, after excluding the impact of EITF 02-16, improved slightly for both the second quarter and year-to-date. The start-up costs associated with new countries and channels was more than offset by the consolidation of our operations in Japan and lower overall advertising costs.

The consolidation of the Guilbert acquisition for the first time added $120.5 million in sales to our International Division, but contributed less than $0.01 to net earnings per diluted share in the quarter. Merger costs, and to a lesser extent intangible amortization, offset a large portion of the net earnings accretion from the acquisition.

Following the close of the second quarter, the Company paid the remaining balance of the purchase price to Pinault-Printemps-Redoute, using a combination of existing cash and revolving credit facility. The purchase price was reduced from the previously announced 815 million euros to approximately 780 million euros as a result of settling various contract provisions. The provisions regarding the 40 million euros contingent payment remain in effect.

The sale of our Australian operations was completed in January 2003. Accordingly, the gain on the sale of this portion of the Company’s business has been presented as a discontinued operation in the Condensed Consolidated Statements of Earnings.

Office Depot has retail stores, through a combination of wholly owned operations, joint ventures and international licensing agreements, in the following countries:

OFFICE DEPOT INTERNATIONAL RETAIL ACTIVITY

	Second Quarter Activity		Open at Quarter End

Number of Stores	Opened	Closed	2003	2002

Mexico	2	2	77	66
France *	1		39	32
Israel			27	24
Poland			13	15
Japan *	2		14	12
Hungary			3	3
Thailand	1		4	2
Spain *	4		5	0

Total	10	2	182	154

*	Office Depot wholly owned stores

Along with its retail stores, the Company also sells products and services through its delivery and catalog operations in 20 countries outside of the United States and Canada.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today’s date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

About Office Depot

No one sells more office products to more customers in more countries than Office Depot. Office Depot is the world’s leading reseller of office supplies, with annual sales of nearly $13 billion. The company, founded in 1986 and headquartered in Delray Beach, FL, conducts business in 22 countries and employs nearly 50,000 people worldwide.

Operating under the Office Depot, Viking Office Products, Viking Direct, 4Sure.com and Guilbert brand names, Office Depot is an industry leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number two online retailer – on target to generate $2.5B in sales for FY’03 – and is home to a number of award-winning web sites, including http://www.espanol.officedepot.com/ one of the first fully functional, Spanish-language retail sites.

In North America, Office Depot has more than 870 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

Additional press information can be found at:http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release should be considered by investors to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 13, 2003 and in our 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites. We specifically disclaim any obligation to update the forward-looking statements contained herein, although we may voluntarily elect to do so.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

Sales	$2,815,691	$2,622,259	$5,871,560	$5,644,132
Cost of goods sold and occupancy costs	1,955,575	1,858,862	4,052,466	4,004,638

Gross profit	860,116	763,397	1,819,094	1,639,494
Store and warehouse operating and selling expenses	651,461	545,189	1,322,625	1,141,861
General and administrative expenses	126,698	123,118	251,972	237,841
Other operating expenses	212	2,934	1,447	4,050

Operating profit	81,745	92,156	243,050	255,742
Other income (expense):
Interest income	4,505	5,483	9,855	8,370
Interest expense	(11,517)	(11,777)	(23,255)	(22,758)
Miscellaneous income, net	13,606	1,553	16,166	4,053

Earnings from continuing operations before income taxes and cumulative effect of accounting change	88,339	87,415	245,816	245,407
Income taxes	28,710	30,546	82,252	86,476

Earnings from continuing operations before cumulative effect of accounting change	59,629	56,869	163,564	158,931
Discontinued operations, net	—	74	1,153	722
Cumulative effect of accounting change, net	—	—	(25,892)	—

Net earnings	$59,629	$56,943	$138,825	$159,653

Earnings per share from continuing operations before cumulative effect of accounting change:
Basic	$0.19	$0.18	$0.53	$0.52
Diluted	0.19	0.18	0.52	0.50
Cumulative effect of accounting change:
Basic	—	—	(0.08)	—
Diluted	—	—	(0.08)	—
Net earnings per share:
Basic	$0.19	$0.19	$0.45	$0.52
Diluted	0.19	0.18	0.45	0.50
Weighted average number of common shares outstanding:
Basic	308,560	307,665	308,267	305,585
Diluted	312,312	329,886	311,766	328,057

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	June 28, 2003	December 28, 2002

ASSETS
Current assets:
Cash and cash equivalents	$460,028	$877,088
Short-term investments	—	6,435
Receivables, net	1,068,753	771,632
Merchandise inventories, net	1,257,560	1,305,589
Deferred income taxes	148,109	143,073
Prepaid expenses and other current assets	70,796	105,898

Total current assets	3,005,246	3,209,715
Fixed assets:
Property and equipment, at cost	2,229,893	2,062,522
Less accumulated depreciation and amortization	1,024,031	944,460

Net fixed assets	1,205,862	1,118,062
Goodwill, net	833,191	257,797
Other assets	448,486	180,238

	$5,492,785	$4,765,812

LIABILITIES
Current liabilities:
Accounts payable	$1,129,701	$1,173,973
Accrued expenses and other liabilities	972,671	662,490
Income taxes payable	149,228	139,431
Current maturities of long-term debt	13,365	16,115

Total current liabilities	2,264,965	1,992,009
Deferred income taxes and other credits	267,616	64,721
Long-term debt, net of current maturities	435,958	411,970
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY Common stock — authorized 800,000,000 shares of $.01 par value; issued 394,959,881 in 2003 and 393,905,052 in 2002	3,950	3,939
Additional paid-in capital	1,127,827	1,118,028
Unamortized value of long-term incentive stock grant	(1,143)	(1,295)
Accumulated other comprehensive loss	79,546	1,165
Retained earnings	2,167,267	2,028,442
Treasury stock, at cost - 85,390,416 shares in 2003 and 82,443,170 in 2002	(853,201)	(853,167)

	2,524,246	2,297,112

	$5,492,785	$4,765,812

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	26 Weeks Ended	26 Weeks Ended
	June 28, 2003	June 29, 2002

Cash flows from operating activities:
Net earnings	$138,825	$159,653
Adjustments to reconcile net earnings to net cash provided by operating activities:
Discontinued operations	(1,153)	(722)
Cumulative effect of accounting change	25,892	—
Depreciation and amortization	110,761	98,673
Provision for losses on inventories and receivables	69,782	48,811
Changes in working capital and other	(169,974)	80,221

Net cash provided by operating activities	174,133	386,636

Cash flows from investing activities:
Acquisition, net of cash received	(624,998)	—
Capital expenditures	(91,465)	(86,648)
Proceeds from disposition of assets	38,938	11,092
Sale of short-term investment securities	6,435	—

Net cash used in investing activities	(671,090)	(75,556)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	9,473	81,733
Acquisition of treasury stock	—	(23,848)
Proceeds from borrowings	24,258
Payments on long- and short-term borrowings	(8,296)	(5,688)

Net cash provided by financing activities	25,435	52,197

Effect of exchange rate changes on cash and cash equivalents	54,462	40,790

Net increase in cash and cash equivalents	(417,060)	404,067
Cash and cash equivalents at beginning of period	877,088	565,387

Cash and cash equivalents at end of period	$460,028	$969,454